Exhibit 16.4

GBH CPAs, P.C.

June 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Seychelle Environmental Tecchnologies, Inc.

Dear Sirs:

We have read Item 4.01 of Form 8-K dated June 16, 2010, of Seychelle Environmental Technologies, Inc., and are in agreement with the statements contained in paragraphs (a)(i), (a)(iii), and (a)(iv) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
Houston, Texas